Kirkpatrick & Lockhart llp
1800 Massachusetts Avenue, N.W.
2nd Floor
Washington, D.C.  20036-1800
June 2, 1997
Daily Money Fund
Newbury Street Trust
82 Devonshire Street
Boston, Massachusetts  02109
Ladies and Gentlemen:
 You have requested our opinion regarding certain matters in connection with the issuance of Capital Reserves Class shares of beneficial interest of Treasury Fund, a series of Newbury Street Trust (formerly known as Daily Tax-Exempt Money Fund) ("Trust"), pursuant to a Registration Statement to be filed by the Trust on Form N-14 ("Registration Statement") under the Securities Act of 1933 ("1933 Act") in connection with the proposed acquisition by Treasury Fund of all of the assets of Capital Reserves: U.S. Government Portfolio, a series of Daily Money Fund, and the assumption by Treasury Fund of the liabilities of Capital Reserves: U.S. Government Portfolio solely in exchange for Capital Reserves Class shares of Treasury Fund.
 In connection with our services as counsel for the Trust, we have examined, among other things, originals or copies of such documents, certificates and corporate and other records as we deemed necessary or appropriate for purposes of this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us, the conformity to original documents of all documents presented to us as copies thereof and the authenticity of the original documents from which any such copies were made, which assumptions we have not independently verified. As to various matters of fact material to this opinion, we have relied upon statements and certificates of officers of the Trust. Based upon this examination, we are of the opinion that the shares to be issued pursuant to the Registration Statement, when issued upon the terms provided in the Registration Statement, subject to compliance with the 1933 Act, the Investment Company Act of 1940, and applicable state law regulating the offer and sale of securities, will be legally issued, fully paid, and non-assessable, and no shareholder of Treasury Fund has any preemptive right of subscription or purchase in respect thereof.
 The Trust is a business trust established pursuant to the Delaware Business Trust Act ("Delaware Act"). The Delaware Act provides that a shareholder of the Trust is entitled to the same limitation of personal liability extended to shareholders of for-profit corporations. To the extent that the Trust or any of its shareholders become subject to the jurisdiction of courts in states that do not have statutory or other authority limiting the liability of business trust shareholders, such courts might not apply the Delaware Act and could subject Trust shareholders to liability.
 To guard against this risk, the Trust's Trust Instrument provides that the Trustees shall have no power to bind any shareholder personally or to call upon any shareholder for the payment of any sum of money or assessment whatsoever other than such as the shareholder may at any time personally agree to pay by way of subscription for any shares or otherwise. The Trust Instrument also requires that every note, bond, contract or other undertaking issued by or on behalf of the Trust or the Trustees relating to the Trust or to a Series shall include a recitation limiting the obligation represented thereby to the Trust or to one or more Series and its or their assets (although the omission of such a recitation shall not operate to bind any shareholder of the Trust). Furthermore, the Trust Instrument provides that: (i) in case any shareholder or former shareholder of any Series shall be held to be personally liable solely by reason of his being or having been a shareholder of such Series and not because of his acts or omissions or for some other reason, the shareholder or former shareholder shall be entitled out of the assets belonging to the applicable Series to be held harmless from and indemnified against all loss and expense arising from such liability; and (ii) the Trust, on behalf of the affected Series, shall, upon request by the shareholder, assume the defense of any claim made against the shareholder for any act or obligation of the Series and satisfy any judgment thereon from the assets of the Series.
 We consent to your filing a copy of this opinion as an exhibit to the Registration Statement.
       Yours truly,
       /s/ Kirkpatrick & Lockhart LLP